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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12
Communications Systems, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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COMMUNICATIONS SYSTEMS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 21, 2003

        Notice is hereby given that the Annual Meeting of Shareholders of Communications Systems, Inc. (the "Company") will be held at the offices of Transition Networks, Inc., 6475 City West Parkway, Eden Prairie, Minnesota, on Wednesday, May 21, 2003 beginning at 3:00 p.m., Central Daylight Time, for the following purposes:

  1.
  To elect three (3) directors to hold office until the 2006 Annual Meeting of Shareholders or until their successors are elected.

  2.
  To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

        The Board of Directors has fixed the close of business on March 28, 2003 as the record date for determination of shareholders entitled to notice of and to vote at the meeting.

By Order of the Board of Directors
Richard A. Primuth, Secretary

Hector, Minnesota
April 4, 2003

If you expect to attend the Annual Meeting of Shareholders and are not familiar with the location of Transition Network's offices, we recommend you call
1-800-252-8662 and request that directions be sent to you by mail, email or fax.

TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON. SHAREHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY SO DESIRE.

COMMUNICATIONS SYSTEMS, INC.
213 South Main Street
Hector, Minnesota 55342
(320) 848-6231

PROXY STATEMENT

        This Proxy Statement is furnished to the shareholders of Communications Systems, Inc. ("CSI" or the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the Annual Meeting of Shareholders to be held at the offices of Transition Networks, Inc., 6475 City West Parkway, Eden Prairie, Minnesota, on Wednesday, May 21, 2003, beginning at 3:00 p.m., Central Daylight Time, or at any adjournment or adjournments thereof. The cost of this solicitation will be paid by the Company. In addition to solicitation by mail, officers, directors and employees of the Company may solicit proxies by telephone, telegraph or in person. The Company may also request banks and brokers to solicit their customers who have a beneficial interest in the Company's Common Stock registered in the names of nominees and will reimburse such banks and brokers for their reasonable out-of-pocket expenses.

        Any proxy may be revoked at any time before it is voted by receipt of a proxy properly signed and dated subsequent to an earlier proxy, or by revocation of a written proxy by request in person at the Annual Meeting. If not so revoked, the shares represented by such proxy will be voted by the persons designated as proxies in favor of the matters indicated. In the event any other matters which properly come before the meeting require a vote of shareholders, the persons named as proxies will vote in accordance with their judgment on such matters. The Company's corporate offices are located at 213 South Main Street, Hector, Minnesota 55342, and its telephone number is (320) 848-6231. The mailing of this Proxy Statement to shareholders of the Company commenced on or about April 9, 2003.

        The total number of shares outstanding and entitled to vote at the meeting as of March 28, 2003 consisted of 8,161,666 shares of $.05 par value Common Stock. Only shareholders of record at the close of business on March 28, 2003 will be entitled to vote at the meeting. Each share of Common Stock is entitled to one vote. Cumulative voting in the election of directors is not permitted. The presence in person or by proxy of the holders of a majority of the shares entitled to vote at the Annual Meeting of Shareholders constitutes a quorum for the transaction of business.

        Under Minnesota law, each item of business properly presented at a meeting of shareholders generally must be approved by the affirmative vote of the holders of a majority of the voting power of the shares present, in person or by proxy, and entitled to vote on that item of business. However, if the shares present and entitled to vote on any particular item of business would not constitute a quorum for the transaction of business at the meeting, then that item must be approved by holders of a majority of the minimum number of shares that would constitute such a quorum. Votes cast by proxy or in person at the Annual Meeting of Shareholders will be tabulated at the meeting to determine whether or not a quorum is present. Abstentions on a particular item of business will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining approval of the matter. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth the number of shares of the Company's Common Stock owned by each person known by the Company to own of record or beneficially five percent (5%) or more of the Company's Common Stock and all officers and directors of the Company as a group using information available as of March 28, 2003.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Curtis A. Sampson 213 South Main Street Hector, MN 55342	1,601,418	(1)	19.43%
Gabelli Asset Management Inc. One Corporate Center Rye, NY 10580-1435	649,600	(2)	7.96%
John C. Ortman 1506 17th Street Lawrenceville, IL 62439	543,350		6.66%
Paul N. Hanson 213 South Main Street Hector, MN 55342	502,187	(3)	6.10%
Putnam, LLC One Post Office Square Boston, MA 02109	497,856	(4)	6.10%
FMR Corp. 82 Devonshire Street Boston, MA 02109	448,481	(5)	5.49%
Dimensional Fund Advisors Inc. 1299 Ocean Avenue Santa Monica, CA 90401	448,100	(6)	5.49%
All directors and executive officers as a group (17 persons)	2,517,859	(7)	28.98%

(1)
Includes 16,023 shares owned by Mr. Sampson's spouse, as to which beneficial ownership is disclaimed, 79,000 shares which may be purchased within 60 days from the date hereof pursuant to outstanding stock options, and 340,607 shares owned by the Communications Systems, Inc. Employee Stock Ownership Plan ("CSI ESOP") of which Mr. Sampson is a Trustee and 16,771 shares of Company common stock owned by the Hector Communications Corporation Employee Stock Ownership Plan ("Hector ESOP") of which Mr. Sampson is also a Trustee. Mr. Sampson disclaims any beneficial ownership of shares owned by the CSI ESOP and the Hector ESOP in excess of the 24,702 shares allocated to his accounts as of December 31, 2002.

(2)
The aggregate number of shares listed are held by the following entities, which are deemed to be controlled, directly or indirectly, by or affiliated with Gabelli Asset Management Inc., as reported on the most recent Schedule 13D/A filed with the Securities and Exchange Commission on May 24, 2001: Gabelli Funds, LLC, GAMCO Investors, Inc. and Gabelli Performance Partnership L.P.

(3)
Includes 1,411 shares owned by Mr. Hanson's spouse, as to which beneficial ownership is disclaimed, 69,000 shares which may be purchased within 60 days from the date hereof pursuant to outstanding stock options, 340,607 shares owned by the CSI ESOP of which Mr. Hanson is a Trustee and 16,771 shares of Company Stock owned by the Hector ESOP of which Mr. Hanson is a Trustee. Mr. Hanson disclaims any beneficial ownership of shares owned by the CSI ESOP and the Hector ESOP in excess of the 11,163 shares allocated to his accounts on December 31, 2002.

(4)
The aggregate number of shares listed above are held by Putnam, LLC and Putnam Advisory Company, LLC, a wholly-owned subsidiary of Putnam, LLC, as reported on the most recent Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2003.

(5)
Based upon the Schedule 13G filed by FMR Corp. with the Securities and Exchange Commission on February 13, 2003.

(6)
Based upon the Schedule 13G/A filed by Dimensional Fund Advisors, Inc. ("DFA") with the Securities and Exchange Commission on February 7, 2003. DFA disclaims beneficial ownership of these shares.

(7)
Includes 1,558,428 shares owned by officers and directors as a group directly, 75,443 shares held by their respective spouses, 526,610 shares which may be purchased by directors and officers within 60 days from the date hereof pursuant to outstanding stock options, 340,607 shares owned by the CSI ESOP and 16,771 shares of Company common stock owned by the Hector ESOP. Messrs. Curtis A. Sampson, Wayne E. Sampson and Paul N. Hanson serve as Trustees of the CSI ESOP and Mr. Curtis A. Sampson and Mr. Paul N. Hanson serve as Trustees of the Hector ESOP; except for shares allocated to the respective accounts of Mr. Curtis Sampson and Mr. Paul N. Hanson, Messrs. W. Sampson, C. Sampson and P. Hanson disclaim beneficial ownership of the shares held by such ESOPs.

PROPOSAL 1
ELECTION OF DIRECTORS

        The Board of Directors is presently comprised of eight director positions, divided into three classes, with each class of directors serving staggered three-year terms. The Board of Directors has nominated and recommends for reelection as directors Paul J. Anderson, Wayne E. Sampson and Frederick M. Green, who currently serve as directors and are each being re-nominated for a three-year term expiring in 2006. The Board of Directors believes that each nominee named below will be able to serve, but should a nominee be unable to serve as a director, the persons named in the proxies have advised that they will vote for the election of such substitute nominee as the Board of Directors may propose.

        Information regarding the nominees and other directors filling unexpired terms is set forth on the following page, including information regarding their principal occupations currently and for the preceding five years. Ownership of Common Stock of the Company is given as of March 28, 2003. To the best of the Company's knowledge, unless otherwise indicated below, the persons indicated possess sole voting and investment power with respect to their stock ownership.

Name and Age	Principal Occupation and other Directorships	Director Since	Year Current Term Expires	Amount of Common Stock Ownership	Percent of Outstanding Common Stock
Election for Terms Expiring in 2006
Paul J. Anderson (71)	Private Investor.	1975	2003	180,618(1)	2.20%
Frederick M. Green (60)	Chairman of the Board, President and Chief Executive Officer of Ault Incorporated (power conversion products).	1996	2003	18,000(2)	*
Wayne E. Sampson† (73)	Management consultant; Director of Hector Communications Corporation (independent telephone companies).	1981	2003	379,057(3)	4.63%
Directors Serving Unexpired Terms
Edwin C. Freeman (47)	Vice President and General Manager, Bro-Tex, Inc. (paper and cloth wiper products, and fiber product recycler) since March 1992.	1988	2005	35,467(4)	*
Luella Gross Goldberg (66)	Trustee, University of Minnesota Foundation since 1975; Chair, from 1996 to 1998. Trustee Emerita of Wellesley College since 1996; Trustee, 1978 to 1996; Acting Pres. during 1993; Chair of Board of Trustees, 1985 to 1993. Member, Carlson School Board of Overseers, Univ. of Minnesota, since 1979. Director, TCF Financial Corporation, Hormel Foods Corporation, ING Group and Hector Communications Corporation.	1997	2005	20,000(5)	*
Gerald D. Pint (67)	Telecommunications consultant since September 1993. Prior thereto, Group Vice President, Telecom Systems Group, 3-M Company, 1989-1993. Director of Hector Communications Corporation (independent telephone companies) and Inventronics Ltd. (telecommunications equipment company).	1997	2004	17,000(5)	*
Curtis A. Sampson† (69)	Chairman of the Board and Chief Executive Officer of the Company; Chairman of the Board of Hector Communications Corporation (independent telephone companies); Chairman of the Board of Canterbury Park Holding Corporation (thoroughbred racing and card club wagering).	1969	2004	1,601,418(6)	19.43%
Randall D. Sampson† (45)	Chief Executive Officer of Canterbury Park Holding Corporation (thoroughbred racing and card club wagering).	1999	2005	70,824(7)	*

†
W.E. Sampson and C.A. Sampson are brothers, and R.D. Sampson is the son of C.A. Sampson.

*
Indicates less than one percent ownership.

(1)
Includes 126,309 shares owned by Mr. Anderson directly, 30,309 shares owned by his spouse and 24,000 shares that may be purchased pursuant to currently exercisable stock options.

(2)
Includes 18,000 shares that may be purchased pursuant to currently exercisable stock options.

(3)
Includes 14,150 shares owned by Mr. Sampson directly, 300 shares owned by his spouse, as to which beneficial ownership is disclaimed, 340,607 shares owned by the CSI ESOP of which Mr. Sampson is a Trustee and 24,000 shares which may be purchased pursuant to outstanding and presently exercisable stock options. Mr. Sampson disclaims any beneficial ownership of the shares owned by the CSI ESOP.

(4)
Includes 2,100 shares owned by Mr. Freeman's spouse, as to which beneficial ownership is disclaimed, and 24,000 shares that may be purchased pursuant to outstanding and currently exercisable stock options.

(5)
Includes 16,000 shares that may be purchased pursuant to currently exercisable stock options.

(6)
See footnote 1 under "Security Ownership of Certain Beneficial Owners and Management."

(7)
Includes 36,524 shares owned by Mr. Sampson directly and 25,300 shares owned by his spouse and children as to which beneficial ownership is disclaimed and 9,000 shares that may be purchased pursuant to outstanding and currently exercisable stock options.

Information Regarding Board and Board Committees

        The Board of Directors met five times during 2002. Each director nominee and continuing director attended at least seventy-five percent (75%) of the 2002 meetings of the Board and each committee on which such director served.

        All directors, other than Curtis A. Sampson, receive a monthly retainer of $750, plus $600 for each Board meeting and $500 for each committee meeting attended. Messrs. Freeman, Wayne E. Sampson and Pint, in consideration for their additional services as members of the Executive Committee, are paid an additional monthly retainer of $250. Mr. Curtis A. Sampson received no additional cash compensation for service on the Board.

        Presently, each non-employee member of the Board of Directors receives at the time of the annual meeting of the shareholders an option to purchase 3,000 shares of the Company's Common Stock. Each director's option is granted at a price equal to the fair market value of the Company's Common Stock on the date of grant exercisable over a ten-year period beginning six months after the date the option is granted.

        The Company has an Audit Committee, currently consisting of Edwin C. Freeman, Chair, Paul J. Anderson and Luella Gross Goldberg, which met five times during the last fiscal year. The Audit Committee recommends to the full Board of Directors the selection of independent accountants and reviews the activities and reports of the independent accountants, as well as the internal accounting controls of the Company

        The Company has a Compensation Committee currently consisting of Gerald D. Pint, Chair, Luella Gross Goldberg, Frederick M. Green and Wayne E. Sampson. The Compensation Committee met three times during the last fiscal year.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Certain Other Compensation

        The following tables show, for the fiscal years ending December 31, 2002, 2001 and 2000, the cash and other compensation paid to or accrued by the Company for each executive officer whose total cash compensation exceeded $100,000 for fiscal 2002 in all capacities served, as well as information relating to option grants, option exercises and fiscal year end option values applicable to such persons.

Summary Compensation Table

Long-Term Compensation Awards
Annual Compensation
Name and Principal Position						Securities Underlying Options(1)	All Other Compensation(2)
	Year	Salary		Bonus(1)
Curtis A. Sampson, Chief Executive Officer(3)	2002 2001 2000	$ $ $	182,000 197,077 214,615	$ $	38,400 -0- -0-	18,000 15,000 21,000	$ $ $	4,492 3,999 -0-
Jeffrey K. Berg, President and Chief Operating Officer(4)	2002 2001 2000	$ $ $	194,715 175,000 147,114	$ $ $	48,400 -0- 55,000	15,000 12,000 15,000	$ $ $	9,992 9,249 -0-
Thomas J. Lapping, President and General Manager JDL Technologies, Inc.	2002 2001 2000	$ $ $	120,000 119,580 107,788	$ $ $	150,175 10,000 12,359	6,900 6,720 9,600	$ $ $	9,225 7,259 -0-
Daniel G. Easter, President and General Manager Transition Networks, Inc.(5)	2002 2001 2000	$ $ $	175,000 176,725 177,894	$ $ $	108,835 61,740 55,000	12,000 12,000 8,400	$ $ $	6,014 8,549 -0-
David T. McGraw President and General Manager Suttle Apparatus(6)	2002 2001	$ $	97,500 44,000	$ $	85,084 4,375	3,900 -0-	$ $	5,951 -0-

Note:    Certain columns have not been included in this table because the information called for therein is not applicable to the Company or the individual named above for the periods indicated.

(1)
Stock option awards indicated for each year have generally been determined in the first three months of the indicated year. See "Compensation Committee Report" below for further information regarding base salary, bonus and stock option compensation.

(2)
All other compensation for Messrs. Sampson, Berg, Lapping, Easter, and McGraw consisted of Company contributions to the Company's 401(k) Plan and Employee Stock Ownership Plan.

(3)
In fiscal 2002 Mr. Sampson devoted approximately 50% of his working time to the Company. The balance of his working time Mr. Sampson serves as Chairman and Executive Officer of Hector Communications Corporation, for which he is separately compensated.

(4)
Mr. Berg was promoted to the position of President and Chief Operating Officer on March 11, 2002.

(5)
Mr. Easter was appointed President of Transition Networks, Inc., in September 2000. From July 1997 to September 2000, he served as Vice President of Sales and Marketing of Transition Networks, Inc.

(6)
Mr. McGraw was appointed President and General Manager of Suttle Apparatus in October 2002. From June 2001 through September 2002, he served as Chief Operating Officer for JDL Technologies, Inc.

Option Grants In 2002

	Individual Grants
					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in 2002
Name			Exercise Price Per Share	Expiration Date
					5%	10%
Curtis A. Sampson	18,000	7.9%	$9.328	3/11/07	$26,910	$77,922
Jeffrey K. Berg	15,000	6.6%	$8.480	3/11/07	$35,145	$77,655
Thomas J. Lapping	6,900	3.0%	$8.480	3/11/07	$16,167	$35,721
Daniel G. Easter	12,000	5.3%	$8.480	3/11/07	$28,110	$62,124
David T. McGraw	3,900	1.7%	$8.480	3/11/07	$9,138	$20,190

Aggregated Option Exercises In 2002
And Year-End Option Values

					Value of Unexercised In-the-Money Options at FY-End (Based on 12/31/02 Price of $7.97/Share)
			Number of Unexercised Options at 12/31/02
		Value Realized (Market Price at exercise less exercise price)
Name	Shares Acquired on Exercise
			Exercisable	Nonexercisable	Exercisable	Nonexercisable
Curtis A. Sampson	-0-	$-0-	79,000	17,000	$-0-	$-0-
Jeffrey K. Berg	-0-	$-0-	64,000	14,000	$-0-	$-0-
Thomas J. Lapping	-0-	$-0-	26,385	6,840	$-0-	$-0-
Daniel G. Easter	-0-	$-0-	57,600	24,175	$-0-	$-0-
David T. McGraw	-0-	$-0-	2,300	4,600	$-0-	$-0-

COMPENSATION COMMITTEE REPORT

        The Compensation Committee appointed by the Company's Board of Directors has primary responsibility in regard to determinations relating to executive compensation and administration of the Company's stock option plans. All decisions by the Compensation Committee pertaining to the compensation of the Company's executive officers are reviewed and approved by the full Board.

Compensation Policies

        It is the objective of the Compensation Committee to pay compensation at levels that will attract, retain and motivate executives with superior leadership and management abilities and to structure the forms of compensation paid in order that their interests will be closely aligned with achievement of superior financial performance by the Company. With these objectives in mind, the compensation currently paid to the Company's executive officers principally consists of three elements: base salary, bonus and periodic stock option awards.

Compensation Elements

        Base salaries of the Company's executive officers are generally established by reference to base salaries paid to executives in similar positions with similar responsibilities based upon publicly available compensation surveys and limited informal surveys by Compensation Committee members. Base salaries are reviewed annually and adjustments are usually made during the first quarter of a fiscal year based primarily on individual and company performance during the immediately preceding fiscal year. Consideration is given by the Compensation Committee to both measurable financial factors, as well as subjective judgments regarding factors such as development and execution of strategic plans, changes in areas of responsibility and the development and management of employees. The Compensation Committee does not, however, assign specific weights to these various quantitative and qualitative factors in reaching its decisions. Adjustments in base compensation in 2002 of two of the three executive officers other than the Company's Chief Executive Officer were nominal and the third, Mr. Berg, received an 11.2% increase in recognition of his appointment as the Company's Chief Operating Officer on March 11, 2002. The adjustments of executive officer base compensation that occurred in the first quarter of fiscal 2002 reflected consideration of fiscal 2001 results compared to fiscal 2000 results in which the Company's revenues and net income declined approximately 21% and 89%, respectively.

        Bonuses are intended to provide executives with an opportunity to receive additional cash compensation, but only if they earn it through Company and individual performance. Prior to 2002 bonuses were determined following fiscal year end based on the Company's performance, as well as the Compensation Committee's assessment of individual performance in the executive's area of responsibility based on objective and subjective factors. In 2002 the Compensation Committee implemented a bonus compensation systems based almost exclusively on financial targets established at the beginning of the fiscal year. The total amount of bonuses paid to the Company's five executive officers for 2002 was $430,894 compared to total bonuses paid in fiscal 2001 of $71,740 to four executive officers. By way of comparison, the Company posted a 13% increase in revenues and a greater than 300% increase in earnings per share in 2002 compared to 2001.

        The Committee regards cash compensation paid to the Company's executive officers as reasonable in relation to published information regarding compensation of executives with similar responsibilities and the Company's financial performance.

        Stock options are awarded to the Company's executives under the Company's 1992 Stock Plan. Stock options represent an additional vehicle for aligning management's and stockholders' interests, specifically motivating executives to remain focused on factors that will enhance the market value of the Company's common stock. If there is no price appreciation in the common stock, the option holders receive no benefit from the stock options, because options are granted with an option exercise price at least equal to the fair market value of the common stock on the date of grant. During the first quarter of fiscal 2002, the Committee granted stock options to purchase 55,800 shares of common stock to executive officers, which represented approximately 24.5% of the total options granted to all officers and key employees.

Chief Executive Officer Compensation

        Mr. Curtis A. Sampson participates in the same executive compensation plans provided to other senior executives and is evaluated by the same factors applicable to the other executives as described above. Mr. Sampson's base compensation was reduced 8% at the beginning of 2002, reflecting the decline in revenues and net income from 2001 compared to 2000 discussed above. As a result of the Company's substantially improved results in 2002 compared to 2001 Mr. Sampson received a bonus of $38,400 under the same bonus program applicable to other executive officers. As a result, Mr. Sampson's total cash compensation with respect to 2002 was $220,400, an increase of 12% over total cash compensation in 2001. Mr. Sampson devotes approximately 50% of his working time to the Company and 50% to Hector Communications Corporation, where he also serves as Chief Executive Officer. In 2002 Mr. Sampson was awarded options to acquire 18,000 shares of common stock. Because of his significant holdings of Company common stock, under applicable IRS rules, Mr. Sampson's options are priced at 110% of the market price on the date of grant. The Compensation Committee believes, based upon their general knowledge of compensation paid to other chief executives and a review of published regional salary data (but without conducting a formal survey), that Mr. Sampson's total compensation as an executive officer of CSI is reasonable in relation to the scope of his responsibilities and financial performance of the Company during the past several years.

Submitted by the Compensation Committee of the Board of Directors

Luella Gross Goldberg        Frederick M. Green        Gerald D. Pint        Wayne E. Sampson

AUDIT COMMITTEE REPORT

        The Audit Committee of the Board of Directors is responsible for independent, objective oversight of the Company's financial accounting and reporting, by overseeing the system of internal controls established by management and monitoring the participation of management and the independent auditors in the financial reporting process. The Audit Committee is comprised of independent directors, and acts under a written charter first adopted and approved by the Board of Directors on May 18, 2000. Each of the members of the current Audit Committee is independent as defined by the American Stock Exchange listing standards.

        The Audit Committee held five meetings during fiscal year 2002. The meetings were designed to facilitate and encourage private communication between the Audit Committee and the Company's independent accountants, Deloitte & Touche, LLC.

        During the meetings, the Audit Committee reviewed and discussed the audited financial statements with management and Deloitte & Touche. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The discussions with Deloitte & Touche also included the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

        Deloitte & Touche provided to the Audit Committee the written disclosures and the letter regarding its independence as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). This information was discussed with Deloitte & Touche.

        The Audit Committee considered whether the provision of information technology services and other non-audit services to the Company by Deloitte & Touche is compatible with maintaining the principal accountant's independence.

        Based on the discussions with management and Deloitte & Touche, the Audit Committee's review of the representations of management and the report of Deloitte & Touche, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Company's Board of Directors

Paul J. Anderson        Edwin C. Freeman        Luella Gross Goldberg

THE PRECEDING REPORT SHALL NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933 (THE "1933 ACT") OR THE SECURITIES EXCHANGE ACT OF 1934 (THE "1934 ACT"), EXCEPT TO THE EXTENT THE COMPANY SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE, AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER THE 1933 ACT OR THE 1934 ACT.

PERFORMANCE GRAPH

        The following graph presents, at the end of each of the Company's last five fiscal years, the cumulative total return on the common stock of the Company as compared to the cumulative total return of the NASDAQ Stock Market Total Return Index (U.S. and Foreign Companies), the NASDAQ Electronic Components Stocks Total Return Index and the NASDAQ Telecommunications Stocks Total Return Index, assuming, in each case, the investment of $100 on the last business day before January 1, 1998 and the reinvestment of all dividends.

Comparison of Five-Year Cumulative Total Return

	Total Return at December 31
Company or Index
	1997	1998	1999	2000	2001	2002
Communications Systems, Inc.	100	68.406	77.927	54.304	47.577	50.558
NASDAQ Stock Market	100	138.477	258.166	155.757	122.851	84.588
NASDAQ Electronic Component Stocks	100	154.494	287.344	236.143	160.909	86.157
NASDAQ Telecommunications Stocks	100	165.048	295.009	125.740	84.162	38.773

CERTAIN TRANSACTIONS

Transactions and Shared Management with Hector Communications Corporation

        The Company makes available to Hector Communications Corporation ("HCC"), which prior to 1990 was a subsidiary of the Company certain staff services and administrative systems, such as payroll and pension plan administration, with the related costs and expenses being paid by HCC. In 2002 and 2001, HCC paid the Company $186,000 and $286,000, respectively, for such services, amounts which management believes are no less than the cost the Company incurred in connection with providing such services.

        In fiscal 2002, two of the Company's executive officers, Curtis A. Sampson and Paul N. Hanson, each devoted 50% of their time to the Company. Messrs. Sampson and Hanson devoted substantially all of the remainder of their working time to HCC, for which Mr. Sampson serves as Chairman and Chief Executive Officer and Mr. Hanson serves as a director and Treasurer. These officers are separately compensated by HCC for their services to HCC.

Loans to Executive Officers

        In 1998, the Company's Board of Directors approved a loan to Jeffrey K. Berg, President and Chief Operating Officer, of $84,375 to fund his exercise of Company stock options. The loan was made at the interest rate of 6.5% per annum and was secured by the pledge of the stock acquired pursuant to the option exercise. To enable exercise of another stock option, the loan to Mr. Berg was renewed and increased to $85,000. In March 2002, the Compensation Committee of CSI's Board adjusted the interest rate on the loan to the Company's cost of funds (generally below 5% per annum). This loan was repaid in December 2002. In addition, in October 1998 the Company loaned Mr. Berg $190,000 at an adjustable interest rate initially set at 6.5% per annum under a promissory note secured by real estate. At December 31, 2002 the balance of this second loan was $174,369 and on January 7, 2003 this second loan was repaid.

REPORTS TO THE SECURITIES AND EXCHANGE COMMISSION

        The Company's officers, directors and beneficial holders of 10% or more of the Company's securities are required to file reports of their beneficial ownership with the Securities and Exchange Commission on SEC Forms 3, 4 and 5. According to the Company's records, during the period from January 1, 2002 to December 31, 2002, a Form 5 was not timely filed in connection with an automatic option grant to Directors made as of the date of the 2002 Annual Meeting of Shareholders on behalf of Messrs. Anderson, Green, Freeman, Pint, R. Sampson and W. Sampson, and Ms. Goldberg. A Form 5 was also not timely filed in connection with the grant of options made to executive officers on behalf of Messrs. Berg, Easter, Lapping, McGraw and C. Sampson. All of the above Forms 5, which were due on February 14, 2003, were subsequently submitted to the SEC on April 3, 2003. In addition, a Form 4 was not timely filed on behalf of Mr. Pint in connection with his purchase of shares of the Company's common stock in June of 2002. Mr. Pint's transaction was subsequently reported on a Form 5 submitted to the SEC on April 3, 2003. According to the Company's records, all other reports required to be filed during this period pursuant to Section 16(a) were timely filed.

THE COMPANY'S AUDITORS

        Deloitte & Touche have been the auditors for the Company since 1982 and have been selected by the Board of Directors, upon recommendation of the Audit Committee, to serve as such for the current fiscal year. A representative of Deloitte & Touche is expected to be present at the Annual Meeting of Shareholders and will have an opportunity to make a statement and will be available to respond to appropriate questions.

Audit Fees

        The aggregate fees billed to the Company by Deloitte & Touche for professional services rendered for the audit of the Company's consolidated annual financial statements for fiscal year 2002 and the reviews of the financial statements included in the Company's Forms 10-Q for fiscal year 2002 were $143,800.

All Other Fees

        Other than those fees listed above, the aggregate fees billed to the Company by Deloitte & Touche for fiscal year 2002, none of which were financial information systems design and implementation fees, were $79,850. This figure includes fees of $14,200 for audit-related services such as pension audits, statutory filings and accounting consultations, and fees of $65,650 for all non-audit services such as tax-related services. The Audit Committee determined that the non-audit services performed by Deloitte & Touche are not incompatible with maintaining Deloitte & Touche's independence with respect to the Company.

SHAREHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

        The proxy rules of the Securities and Exchange Commission permit shareholders of a company, after timely notice to the Company, to present proposals for shareholder action in the Company's proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by Company action in accordance with the Commission's proxy rules. The next annual meeting of the shareholders of Communications Systems, Inc. is expected to be held on or about May 21, 2004 and proxy materials in connection with that meeting are expected to be mailed on or about April 8, 2004. Shareholder proposals prepared in accordance with the Commission's proxy rules to be included in the Company's Proxy Statement must be received at the Company's corporate office, 213 South Main Street, Hector, Minnesota 55342, Attention: President, by December 15, 2003, in order to be considered for inclusion in the Board of Directors' Proxy Statement and proxy card for the 2004 Annual Meeting of Shareholders. Any such proposals must be in writing and signed by the shareholder.

        The Bylaws of the Company establish an advance notice procedure with regard to (i) certain business to be brought before an annual meeting of shareholders of the Company and (ii) the nomination by shareholders of candidates for election as directors.

        Properly Brought Business.    The Bylaws provide that at the annual meeting only such business may be conducted as is of a nature that is appropriate for consideration at an annual meeting and has been either specified in the notice of the meeting, otherwise properly brought before the meeting by or at the direction of the Board of Directors, or otherwise properly brought before the meeting by a shareholder who has given timely written notice to the Secretary of the Company of such shareholder's intention to bring such business before the meeting. To be timely, the notice must be given by such shareholder to the Secretary of the Company not less than 45 days nor more than 75 days prior to a meeting date corresponding to the previous year's annual meeting. Notice relating to the conduct of such business at an annual meeting must contain certain information as described in Section 2.9 of the Company's Bylaws, which are available for inspection by shareholders at the Company's principal executive offices pursuant to Section 302A.461, subd. 4 of the Minnesota Statutes. Nothing in the Bylaws precludes discussion by any shareholder of any business properly brought before the annual meeting in accordance with the Company's Bylaws.

        Shareholder Nominations.    The Bylaws provide that a notice of proposed shareholder nominations for the election of directors must be timely given in writing to the Secretary of the Company prior to the meeting at which directors are to be elected. To be timely, the notice must be given by such shareholder to the Secretary of the Company not less than 45 days nor more than 75 days prior to a meeting date corresponding to the previous year's annual meeting. The notice to the Company from a shareholder who intends to nominate a person at the meeting for election as a director must contain certain information as described in Section 3.7 of the Company's Bylaws, which are available for inspection by shareholders as described above. If the presiding officer of a meeting of shareholders determines that a person was not nominated in accordance with the foregoing procedure, such person will not be eligible for election as a director.

OTHER MATTERS

        Management knows of no other matters that will be presented at the meeting. If any other matters arise at the meeting, it is intended that the shares represented by the proxies in the accompanying form will be voted in accordance with the judgment of the persons named in the proxy.

        The Company is transmitting with this Proxy Statement its Annual Report for the year ended December 31, 2002. Shareholders may receive, without charge, a copy of the Company's 2002 Form 10-K Report as filed with the Securities and Exchange Commission by writing to Secretary, Communications Systems, Inc., 213 South Main Street, Hector, Minnesota 55342.

By Order of the Board of Directors,
Richard A. Primuth, Secretary

COMMUNICATIONS SYSTEMS, INC.

ANNUAL MEETING OF SHAREHOLDERS

May 21, 2003
3:00 p.m. Central Daylight Time

Transition Networks, Inc.
6475 City West Parkway
Eden Prairie, Minnesota

COMMUNICATIONS SYSTEMS, INC.	proxy

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 21, 2003

The undersigned hereby appoints, Edwin C. Freeman, Luella Gross Goldberg and Gerald D. Pint or any of them, as proxies, with full power of substitution to vote all the shares of common stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of Communications Systems, Inc., to be held May 21, 2003, at 3:00 p.m. Central Daylight Time at the offices of Transition Networks, Inc., 6475 City West Parkway, Eden Prairie, Minnesota, or at any adjournment thereof, upon any and all matters which may properly be brought before the meeting or adjournment thereof, hereby revoking all former proxies.

See reverse for voting instructions.

\*/        Please detach here        \*/

1.	ELECTION OF DIRECTORS:	01 Paul J. Anderson 02 Frederick M. Green	03 Wayne E. Sampson	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

UNLESS OTHERWISE SPECIFIED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE DIRECTORS NAMED IN PROPOSAL ONE.

Address Change? Mark Box ☐	Dated:	, 2003
Indicate Changes Below:

Signature(s) in Box
Please date and sign exactly as your name(s) appears below indicating, where proper, official position or representative capacity in which you are signing. When signing as executor, administrator, trustee or guardian, give full title as such; when shares have been issued in names of two or more persons, all should sign.

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS May 21, 2003
PROXY STATEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL 1 ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION AND OTHER INFORMATION
Summary Compensation Table
Option Grants In 2002
Aggregated Option Exercises In 2002 And Year-End Option Values
COMPENSATION COMMITTEE REPORT
AUDIT COMMITTEE REPORT
PERFORMANCE GRAPH
CERTAIN TRANSACTIONS
REPORTS TO THE SECURITIES AND EXCHANGE COMMISSION
THE COMPANY'S AUDITORS
SHAREHOLDER PROPOSALS FOR 2004 ANNUAL MEETING
OTHER MATTERS